Exhibit 10.1

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is made and entered into as of the 31st day of March, 2009 by and between QUIDEL CORPORATION, a Delaware corporation (the “Company”), and THOMAS J. FOLEY, an individual (“Foley”).

BACKGROUND

A.            Foley currently serves as the Company’s Chief Technology Officer.  Pursuant to pre-existing and continuing employment and related understandings and agreements, Foley’s employment with the Company is “at will.”

B.            The Company and Foley have agreed that Foley’s employment with the Company will terminate no later than December 31, 2009 (the “Termination Date”).

C.            The Company and Foley are entering into this Agreement to confirm their understandings as to Foley’s employment prior to the Termination Date and each party’s commitments and obligations on and after the Termination Date.

AGREEMENT

1.             Employment.  Except as provided in Section 4 hereof, the Company shall continue to employ Foley on a full-time basis in his current position until May 31, 2009, and Foley accepts such continued employment, upon and subject to the terms and conditions set forth herein.  Foley acknowledges and agrees that, as of June 1, 2009, provided he has signed and not revoked the Release required by Section 4 hereof, his title will be changed to “Special Advisor to the Chief Executive Officer,” a position that will report to, and involve duties determined by, the Chief Executive Officer.  Unless earlier terminated pursuant to this Agreement, Foley will remain in this position until December 31, 2009.  In such role, Foley agrees to make himself available on an as-needed basis and generally up to seventy (70) hours per month for assignments and to dutifully complete such assignments to the best of his ability at such locations as reasonably designated by the Chief Executive Officer.

2.             Term.  The term of Foley’s employment shall continue until, and then automatically terminate, on December 31, 2009, unless earlier terminated pursuant to this Agreement.

3.             Employment Compensation.  Until May 31, 2009, Foley’s base salary shall continue at the same level as in effect as of the date of this Agreement.  Effective June 1, 2009, provided he has signed and not revoked the Release pursuant to Section 4 hereof, Foley’s base salary shall automatically be reduced to $10,000  per month, less applicable withholdings and subject to the Company’s payroll policies.

Foley’s employee benefits shall continue until December 31, 2009 at the same levels as are in effect as of the date of this Agreement, provided that he has signed and not revoked the Release pursuant to Section 4 hereof; provided, however, that Foley shall not receive any further grants of equity incentive awards nor shall he be eligible to participate in any bonus plans applicable to fiscal year 2009 or any year thereafter.  Foley’s accrued vacation will be paid out based on his current base pay at the time of the signing of this Agreement.

4.             Release.  On or before May 10, 2009 , and as a material condition to Foley’s (a) continued employment hereunder pursuant to Sections 1 and 3 hereof, and (b) receipt of the benefits set forth in Section 6 hereof, Foley shall execute and deliver to the Company (and thereafter not revoke) a Release in the form attached hereto as Exhibit A.  For avoidance of doubt, the parties acknowledge and agree that Foley’s failure to deliver (and not thereafter revoke) the Release in the time period specified above shall result in termination of employment on or before May 18, 2009 and no further vesting of Foley’s equity awards thereafter.

5.             Foley’s Acknowledgements and Obligations.  As a material condition to Foley’s receipt of the benefits set forth in Section 6 hereof, Foley acknowledges and reaffirms his continuing obligation to adhere to the Agreement Re Confidential Information, Inventions, Non-Solicitation and Conflicts of Interest (“Confidentiality Agreement”) he signed on October 28, 2004.  In particular, Foley reaffirms his obligations under Section 4 of the Confidentiality Agreement, which precludes soliciting of or causing employees to leave their employment with Quidel for one year following the termination of his employment.

6.             Vesting of Equity Awards.  The vesting of equity awards (restricted stock and options) held by Foley shall not be accelerated.  Such equity awards shall, during Foley’s continuing employment, continue to vest and be governed in accordance with the Company’s Amended and Restated 2001 Equity Incentive Plan and specific equity award grant documentation.  All equity awards held by Foley at the time of the termination of his employment shall also be handled in accordance with the Company’s Amended and Restated 2001 Equity Incentive Plan and grant documentation.

7.             Early Resignation or Termination.  In the event that Foley either (a) voluntarily resigns his employment with an effective date prior to the Termination Date, or (b) is terminated by the Company with “Cause” (as defined below), Foley shall not be entitled to the payments, benefits or vesting of equity described in Section 3 or Section 6 hereof, but shall only be entitled to salary, accrued benefits and other amounts legally owing to Foley through the date of employment termination.  The Company shall thereafter have no further obligations to Foley under this Agreement.

In the event that Foley is terminated by the Company without “Cause” (as defined below), provided that Foley executes and delivers to the Company within 21 calendar days after such termination (and thereafter does not revoke) a Release in the form attached hereto as Exhibit A, Foley shall be entitled to receive the following severance payments and benefits:  (i) a lump-sum payment equal to the remaining amount of base salary that Foley would have received if the term of this Agreement had continued until December 31, 2009, less applicable taxes and withholdings, payable within thirty (30) days from the date of termination, (ii) the employee benefits described in the second paragraph of Section 3 hereof through December 31, 2009, and (iii) the vesting of equity awards, as and to the extent described in and contemplated by Section 6 hereof, as though Foley’s employment continued through December 31, 2009.

For purposes hereof, “Cause” shall be limited to the following:  (1) fraud; (2)  personal dishonesty involving money or property of the Company or that results in material harm to the Company; (3) Foley’s willful misconduct that is injurious to the Company; (4) a serious breach of a fiduciary duty to the Company involving personal profit; (5) Foley’s conviction for a felony (including via a guilty or nolo contendere plea), excluding traffic offenses; (6) Foley’s willful and continued neglect of duties (other than any such failure resulting from his incapacity because of physical or mental illness); or (7) Foley’s material breach of this Agreement; provided, however, that unsatisfactory job performance shall not be considered Cause for termination of Foley’s employment by the Company.  Foley shall be afforded a reasonable opportunity of up to 30 days to cure any willful neglect of his duties and any other alleged material breach of this Agreement if such breach is reasonably susceptible of cure.  If, in the reasonable good faith judgment of the Company, the alleged breach is not reasonably susceptible of cure, or such circumstances or material breach has not satisfactorily been cured within such thirty (30) day period, such neglect of duties or material breach shall thereupon constitute “Cause.”

8.             Confidentiality of Business and Legal Information.  Foley acknowledges that the Company holds as confidential and/or privileged certain information (including, but not limited to, non-public information obtained by Foley in his position as an officer of the Company), as well as certain trade secret information and knowledge concerning the intimate and confidential affairs of the Company and the various phases of its business, including, for example and without limitation, processes, formulae, data and know-how, improvements, inventions, techniques, marketing plans, strategies, forecasts, mailing lists, customer lists, pricing information, manufacturing processes, distribution systems, computer systems or programs and other types of similar information within Foley’s knowledge by virtue of his employment with the Company (collectively, the foregoing shall be referred to herein as “Confidential Trade Secret, Proprietary and Legal Information”). Foley agrees that all Confidential Trade Secret, Proprietary and Legal Information shall be the sole property of the Company and that the Company shall be and is the sole owner of all patents and other rights in connection therewith as well as any privileges.  Foley further agrees to hold in strictest confidence and to refrain from using or disclosing to any other person or entity any Confidential Trade Secret, Proprietary and Legal Information, other than the Company, its employees, Directors and representatives.  In that regard, Foley expressly acknowledges that he has not disclosed (other than to the Company, its employees, Directors and representatives) any Confidential Trade Secret, Proprietary and Legal Information.  Foley specifically agrees that he will not disclose any Confidential Trade Secret, Proprietary and Legal Information at any time in the future (other than to the Company, its employees, Directors and representatives).  Foley further represents and warrants that, on the last day of his employment, he will have returned to the Company all property and documents of the Company, whether kept electronically or in hard copy form and will have retained no copies thereof.  This Section supplements the obligations of Foley contained in Section 5 hereof.

9.             Confidentiality of Agreement

Foley agrees to keep the provisions of this Separation Agreement confidential, and that, except as compelled by law, he will not disclose any information concerning this Separation Agreement to anyone other than to his attorney, accountant and spouse, and to them only on the condition that each such person to whom such information is disclosed will be specifically instructed not to disclose in any manner any such information to any other person.

10.          Entire Agreement

This Separation Agreement sets forth the entire agreement between the parties hereto and, except for the Confidentiality Agreement, fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof.  For the avoidance of doubt, the term of the Agreement Re: Change in Control between the Company and Foley dated November 8, 2004, as amended (the “CIC Agreement”), shall automatically expire as of the date of this Separation Agreement (after which the CIC Agreement will be of no force or effect), and except as expressly provided herein, Foley shall not be entitled to any payments or benefits of any kind in connection with a termination or resignation for any reason.  The parties agree that no amendment or modification of this Separation Agreement shall be effective unless it is in writing signed by both parties.

11.          Miscellaneous.

a.             Notices.  Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail to Foley’s residence in the case of Foley or to its principal office in the case of the Company.

b.             Arbitration.  Any dispute arising out of this Agreement shall be resolved exclusively by final and binding arbitration, before a single arbitrator, in San Diego, California pursuant to the rules of JAMS.  Judgment upon any such arbitration award may be entered by any state or federal court of competent jurisdiction.  In the event any party to this Agreement initiates any arbitration action or proceeding in connection with enforcement of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover its costs and attorney’s fees from the non-prevailing party.

c.             Waiver.  The waiver of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement.  No waiver shall be valid unless in writing and executed by the party to be charged therewith.

d.             Severability/Modification.  In the event that any clause or provision of this Agreement shall be determined to be invalid, illegal or unenforceable, such clause or provision may be severed or modified to the extent necessary, and, as severed and/or modified, this Agreement shall remain in full force and effect.

e.             Assignment.  This Agreement may not be assigned by Foley.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

f.              Governing Law and Jurisdiction.  This Agreement shall be interpreted, construed, and enforced under the internal laws of the State of California.  The courts and authorities of the State of California shall have sole jurisdiction and venue for purposes of enforcing the arbitration agreement above.

g.             Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together constitute one in the same Agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

QUIDEL CORPORATION

By:	/s/ Robert J. Bujarski
	Name:	Robert J. Bujarski
	Title:	Senior Vice President, General Counsel and Corporate Secretary

THOMAS J. FOLEY

/s/ Thomas J. Foley

EXHIBIT A

GENERAL RELEASE

In consideration of the Separation Agreement by Quidel Corporation (the “Company”) and Thomas J. Foley (“Foley”), Foley hereby gives the following General Release which will be effective 8 days after he signs and does not revoke it.

1.             Release of Claims.  Foley hereby irrevocably and unconditionally releases, acquits and forever discharges the Company, its affiliated companies and the Releasees (as defined below) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, remedies, costs, losses, debts, expenses and attorneys’ fees, including those arising out of or in connection with Foley’s employment with and/or consulting for the Company and/or the termination thereof.  (All such charges, complaints, etc. are collectively referred to herein as “Claims.”)  The Claims irrevocably and unconditionally released, acquitted and forever discharged include, for example and without limitation, Claims arising under the federal Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Americans With Disabilities Act, the California Fair Employment and Housing Act, the California Labor Code, claims under any state, federal and local statutes, claims for employment discrimination, tort claims and common law employment and wrongful discharge claims.

The Claims irrevocably and unconditionally released, acquitted and forever discharged by Foley extend to all such Claims by Foley against any and all of the current and former owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, parents, subsidiaries, affiliates (and the directors, officers, employees, representatives and attorneys of such divisions, parents, subsidiaries and affiliates) of the Company and all other persons acting by, through, under or in concert with any of them.  All such persons and entities, as well as the Company, are collectively referred to herein as the “Releasees”.  The Claims irrevocably and unconditionally released, acquitted and forever discharged herein by Foley also extend to all Claims which Foley now has, owns or holds, or contends to have, own or hold or which Foley at any time heretofore had, owned or held or contended to hold against any of the Releasees.  Foley represents that he has not heretofore assigned or transferred or purported to have assigned or transferred to any person or entity any Claims released, acquitted and forever discharged herein.  This General Release (a) shall not affect any Claims that Foley may have which arise solely after the effective date of this General Release, (b) shall not apply to any of the Company’s obligations under the Separation Agreement dated as of                         , 2009 (the “Agreement”), (c) shall not apply to any of Foley’s rights to vested benefits such as 401(k), and (d) shall not serve as a release of any claims that cannot be released as a matter of law, including, but not limited to, indemnification as required by law.

2.             Release of Unknown and Unsuspected Claims.  For the purpose of implementing a full and complete release and discharge of the Releasees, Foley expressly acknowledges that this General Release is intended to include in its effect, without limitation, all Claims (as defined above) which Foley does not know or suspect to exist in his favor at the time of execution hereof, and this General Release contemplates the extinguishment of any and all such Claims.  In this regard, Foley expressly waives the provisions of Section 1542 of the California Civil Code, which state:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Furthermore, Foley hereby expressly waives and relinquishes any rights and benefits he may have under other statutes or common law principles of similar effect.  Foley understands that the facts under which he gives this full and complete release and discharge of the Releasees may hereafter prove to be different than now known or believed by him and Foley hereby accepts and assumes the risk thereof and agrees that his full and complete release and discharge of Releasees shall remain effective in all respects and not be subject to termination, rescission or modification by reason of any such difference in facts.

3.             No Complaint, Charge or Lawsuit Pending.  Foley represents that he has not filed with any governmental agency or court any complaint, charge or lawsuit against any of the Releasees involving any Claims released herein, and that, except as otherwise permitted by law, he will not do so at any time hereafter; provided, however, nothing in this General Release shall limit Foley from filing an action for the purpose of enforcing his rights under the Agreement or from filing a charge or complaint of discrimination with the EEOC.

4.             Severability.  The provisions of this General Release are severable, and if any part of this General Release is found unenforceable, invalid or illegal, the other parts of this General Release shall remain fully valid and enforceable.

5.             Governing Law.  This General Release and any dispute concerning the validity, interpretation or breach of any term or condition hereof shall be construed and interpreted under and in conformance with the laws of the State of California applicable to contracts negotiated and to be fully performed in the State of California.

6.             Arbitration.  Any dispute concerning the validity, interpretation or breach of this General Release or any term or condition hereof or any dispute concerning the Claims released herein shall be resolved exclusively by final and binding arbitration as provided in Section 11(b) of the Agreement.  Judgment upon any such arbitration award may be entered by any state or federal court of competent jurisdiction.  This General Release shall be admissible in any proceeding to enforce its terms.

7.             Construction.  Foley has had ample opportunity to make suggestions or changes to the terms and language of this General Release and agrees that principles of contract construction against the drafter shall have no application hereto.  Foley agrees that this General Release should be construed fairly and not in favor of or against Foley or the Company as the drafter.

8.             Waiting Period and Right of Revocation.  Foley understands that this General Release releases any and all Claims for age discrimination, whether under state or federal law.  Foley understands that pursuant to federal law, Foley has the right to review this General Release for 45 days before executing the same, and that Foley has the right to revoke this General Release in its entirety at any time within seven days after executing the same and that this General Release will not be effective until such seven day revocation period has expired.  Foley acknowledges his right to consult with an attorney prior to signing this General Release, and that he has been advised to consult with an attorney prior to such signing.

9.             Full Understanding of Terms.  Foley represents and agrees that he fully understands his right to discuss all aspects of this General Release with his private attorney; that to the extent, if any, he desires, he has availed himself of this right; that he has carefully read and fully understands all of the provisions of this General Release; and that he is voluntarily entering into it.

Dated:  May       , 2009

THOMAS J. FOLEY